Exhibit 2.3

CERTIFICATE OF MERGER

of

COEPTIS ACQUISITION SUB, INC.

a Delaware corporation,

with and into

COEPTIS PHARMACEUTICALS, INC.

a Delaware corporation

______________________________________

Pursuant to Title 8, Section 251 of the
General Corporation Law of the State of Delaware

______________________________________

Coeptis Pharmaceuticals, Inc. a Delaware corporation (“Company”), in lieu of filing the agreement of merger required by Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) and in connection with the merger of Coeptis Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation

Coeptis Pharmaceuticals, Inc.	Delaware
Coeptis Acquisition Sub, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of December 31, 2020, by and among the parent corporation of Merger Sub, Merger Sub and Company (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation will be Coeptis Pharmaceuticals, Inc.

FOURTH: The Certificate of Incorporation of Company as in effect immediately prior to the Merger shall automatically upon effectiveness of this Certificate of Merger be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation located at:

Coeptis Pharmaceuticals, Inc.

105 Bradford Rd., Suite #420

Wexford, PA 15090

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be duly executed by an authorized officer on this 12th day of February, 2021.

COEPTIS PHARMACEUTICALS, INC.

By: /s/ David Mehalick
Name: David Mehalick
Title: President